April 22, 1998

IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010

Ladies and Gentlemen:

Reference is made to your Registration Statement, No. 2-95577, Form S-1 under the Securities Act of 1933, registering an indefinite number of face-amount certificates pursuant to Rule 24f-2 under the Securities Act of 1933.

        I have examined the Certificate of Incorporation and the By-Laws of IDS Certificate Company (the "Company") and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Delaware and such other matters of fact and law as I have deemed necessary, and it is my opinion:

(a) That the Company is a corporation duly organized and existing under the laws of the State of Delaware.

(b) That the face-amount certificates issued by the Company since Dec. 31, 1996, were legal and non-assessable when sold in accordance with applicable federal and state securities laws and except for face-amount certificates of the installment type, were fully paid face-amount certificates as that term is used in section 2(a)(15) of the Investment Company Act of 1940 and that such face-amount certificates were binding obligations of the Company.

I hereby consent that the foregoing opinion may be used in connection with this Post-Effective Amendment.

Very truly yours,




Bruce A. Kohn

Vice President and General Counsel
IDS Certificate Company
(612) 671-2221

BAK/lal